Exhibit 99.1

NORTHERN CALIFORNIA BANCORP, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Monterey, California – April 18, 2008 — Northern California Bancorp, Inc. (OTCBB: NRLB.OB)  announced today that its Board of Directors has approved a stock repurchase program pursuant to which the Company, from time to time and at management’s discretion, may repurchase up to $500,000 of the Company’s outstanding shares.  At prevailing market prices, approximately 62,500 shares (or about 3.38% of its 1,849,918 shares of common stock currently outstanding) could be purchased pursuant to the Board’s approval.  No time limit was set for completion of the program.

Monterey County Bank is the wholly-owned subsidiary of Northern California Bancorp, Inc., and was chartered by the California State Banking Department in August 1976, and first opened its doors for business in May 1977. Monterey County Bank has four branches located primarily on the Monterey Peninsula and serves all of Monterey County with Small Business Administration (SBA), merchant card services, mortgage and construction lending programs, specializing in small business banking. Monterey County Bank can approve SBA loans in-house, resulting in a much faster turnaround for small businesses obtaining SBA financing. Because Monterey County Bank is locally owned and managed, all decisions, including loan approvals, are made in the local office.  For more information call (831) 649-4600.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements about the Northern California Bancorp, Inc.’s, common stock repurchase program, including the estimated number of shares that may be purchased under the program which may be more or less than estimated.  The statements are based on management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company’s control and are difficult to predict, including, but not limited to, changes in the market price and trading volume of the Company’s common stock; changes in the Company’s financial results, financial condition and cash requirement; and the Company’s ability to comply with possible regulatory approval requirements and other regulatory limitations from time to time.  There is no assurance that the Company will purchase all of the shares that it is authorized to purchase under this program, and the program may be discontinued by the Company at any time without the purchase of any significant number of shares have been completed.  Therefore, investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Northern California Bancorp, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.